 News Release

Cenveo Completes Refinancing of Credit Facilities

STAMFORD, CT – (April 16, 2013) – Cenveo Inc. (NYSE:CVO), today announced that its subsidiary, Cenveo Corporation (“Cenveo”), has completed the refinancing of its existing senior secured Term B Loan and Revolving Credit Facility with an amended and restated $360 million Term B Loan facility, through Bank of America, N.A. as administrative agent, and joint lead arrangers Bank of America, N.A., Macquarie Capital (USA) Inc. and Barclays Bank PLC, along with a new $200 million asset based loan (“ABL”) Credit Agreement with Bank of America, N.A., as administrative agent, and Bank of America, N.A., Wells Fargo Bank, National Association, Barclays Bank PLC and General Electric Capital Corporation as joint lead arrangers.

The new credit facilities will provide significant benefits for the company including:

•	Reducing the Term B Loan all-in interest rate from 7.00% to 6.25%
•	Lowering the cost of borrowing on our revolver from 7.00% to approximately 2.20% based on current one month LIBOR rates and the initial interest rate spread
•	Providing increased financial flexibility with updated covenants
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Subject to the satisfaction of certain requirements relating to the refinancing of Cenveo’s existing senior unsecured notes and senior second lien notes, extending the Term B Loan maturity from December 21, 2016 to April 16, 2020 and extending Cenveo’s revolving credit facility maturity from December 21, 2014 to April 16, 2018

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"We were pleased to be able to take advantage of the strong credit markets to refinance our next two maturities. This refinancing lowers interest expense on our indebtedness by over $8 million on an annual basis. The favorable terms are a reflection of improved markets and Cenveo’s recent performance.  We want to thank our lenders for their continued support and we can now devote our efforts to executing on our strategy, including evaluating our strategic alternatives as our next maturity is four years away.”

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.